Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

December 31, 2025

Femasys Inc.
3950 Johns Creek Court, Suite 100
Suwanee, Georgia

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Femasys Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as amended from time to time, the “Registration Statement”) filed on the date hereof by the Company under the Securities Act of 1933, as amended (the “Act”), covering the registration for resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 68,298,608  shares of the Company’s common stock, $0.001 par value (the “Common Stock”), comprised of: (i) 19,162,919 shares of Common Stock (the “Note Shares”) issuable upon the conversion of, or that could be issued in satisfaction of accrued interest on, senior secured convertible notes (the “Notes”), (ii) 16,378,563 shares of Common Stock (the “Series A-1 Warrant Shares”) issuable upon the exercise of Series A-1 common stock purchase warrants (the “Series A-1 Warrants”), (iii) 16,378,563 shares of Common Stock (the “Series B-1 Warrant Shares”) issuable upon the exercise of Series B-1 common stock purchase warrants (the “Series B-1 Warrants”), and (iv) 16,378,563 shares of Common Stock (the “Series C-1 Warrant Shares”, and together with the Note Shares, the Series A-1 Warrant Shares, and the Series B-1 Warrant Shares, the “Underlying Shares”) issuable upon the exercise of Series C-1 common stock purchase warrants (the “Series C-1 Warrants” and together with the Series A-1 Warrants and the Series B-1 Warrants, the “Warrants”), that, in each case, were issued in a private placement pursuant to that certain Securities Purchase Agreement dated November 3, 2025 (the “Securities Purchase Agreement”) by and among the Company and the purchasers party thereto.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Underlying Shares as set forth below.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(i)	the Company’s Eleventh Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on June 22, 2021;

(ii)	the Company’s Amended and Restated Bylaws effective as of June 22, 2021 and the Company’s First Amendment to the Amended and Restated Bylaws effective as of March 29, 2023;

(iii)	the Securities Purchase Agreement;

(iv)	the Notes;

Femasys Inc. December 31, 2025 Page 2

(v)	the Warrants;

(vi)	a certificate of the Secretary of the State of Delaware dated December 31, 2025, attesting to the legal existence and good standing of the Company in such jurisdiction;

(vii)	resolutions of the board of directors of the Company, evidencing corporate action of the Company authorizing the issuance of the Underlying Shares; and

(viii)	a certificate of an officer of the Company as to matters of fact material to this opinion letter.

As to the facts upon which this opinion letter is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of, and accountants for, the Company and we have assumed in this regard the truthfulness of such certifications and statements. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

We have further assumed that the Underlying Shares will be sold in the manner stated in the Registration Statement, and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission and the securities or blue sky laws of various states and the terms and conditions of the Securities Purchase Agreement.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion, as of the date hereof, that, the Underlying Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the relevant Selling Stockholder and when issued and delivered by the Company upon conversion of the Notes, in satisfaction of interest accrued on the Notes, or upon exercise and payment of the exercise price of the Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We are members of the bar of the State of New York. We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations relating to the offer and/or sale of the Securities. The opinions expressed herein are based upon the law as in effect and the documentation and facts known to us on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We further consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

Very truly yours,

/s/ Dechert LLP

Dechert LLP